Exhibit 99.2

Owens-Illinois, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma combined condensed financial statements set forth below for Owens-Illinois, Inc. give effect to the sale of its plastics packaging business in the U.S. (including Puerto Rico), Mexico, Brazil, Hungary, Singapore, and Malaysia to Rexam PLC, as if such sale had been completed on January 1, 2006 for income statement purposes and June 30, 2007 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma financial statements.  As of June 30, 2007, Owens-Illinois, Inc. will report the plastics packaging business as a discontinued operation, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  See the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements for additional information.

The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma condensed consolidated financial statements do not necessarily represent what Owens-Illinois, Inc.’s financial position or results of operations would have been had the sale of the plastics packaging business occurred on such dates or to project Owens-Illinois, Inc.’s financial position or results of operations at or for any future date or period.  In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Owens-Illinois, Inc.

Owens-Illinois, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	June 30, 2007
	As	Pro Forma	Pro Forma
	Reported	Adjustments (a)	Adjusted
Assets
Current assets:
Receivables, less allowances for losses and discounts	$1,335.8	$72.0	$1,263.8
Inventories	1,051.3	50.3	1,001.0
Other current assets	450.2	2.1	448.1

Total current assets	2,837.3	124.4	2,712.9

Investments and other assets:
Goodwill	2,539.8	215.5	2,324.3
Other long-term assets	1,269.2	46.3	1,222.9

Total other assets	3,809.0	261.8	3,547.2

Property, plant, and equipment, at cost	6,762.3	724.0	6,038.3
Less accumulated depreciation	3,574.8	393.9	3,180.9

Net property, plant, and equipment	3,187.5	330.1	2,857.4

Total assets	$9,833.8	$716.3	$9,117.5

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$746.5	$—	$746.5
Accounts payable	907.1	61.7	845.4
Other liabilities	578.9	15.8	563.1
Other current liabilities	149.0		149.0

Total current liabilities	2,381.5	77.5	2,304.0

Long-term debt	4,878.8	1,806.5 (b)	3,072.3
Other long-term liabilities	1,811.2	7.9	1,803.3
Share owners’ equity:
Convertible preferred stock, par value	452.5		452.5
Common stock, par value $.01 per share	1.7		1.7
Capital in excess of par value	2,367.4		2,367.4
Treasury stock, at cost	(225.9)		(225.9)
Retained deficit	(1,412.2)	(1,161.5)	(250.7)
Accumulated other comprehensive loss	(421.2)	(14.1)	(407.1)

Total share owners’ equity	762.3	(1,175.6)	1,937.9

Total liabilities and share owners’ equity	$9,833.8	$716.3	$9,117.5

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Owens-Illinois, Inc.

Unaudited Pro Forma Condensed Consolidated Results of Operations

	Six months ended June 30, 2007
	As	Pro Forma		Pro Forma
	Reported	Adjustments (a)		Adjusted

Revenues:
Net sales	$4,070.2	$389.2		$3,681.0
Other revenue	37.0	(0.1)		37.1
	4,107.2	389.1		3,718.1
Costs and expenses:
Manufacturing, shipping, and delivery	3,221.3	297.5		2,923.8
Research,development and engineering	38.4	7.2		31.2
Selling and administrative	274.7	16.9	(d)	257.8
Interest	231.5	68.3	(c)	163.2
Other	32.4	2.3		30.1

	3,798.3	392.2		3,406.1
Earnings (loss) before items below	308.9	(3.1)		312.0
Provision for income taxes	79.8	3.0	(e)	76.8
Minority share owners’ interests in earnings of subsidiaries	26.2	0.1		26.1
Net earnings (loss)	$202.9	$(6.2)		$209.1

Basic net earnings (loss) per share of common stock	$1.25	$(0.04)		$1.29
Weighted average shares outstanding (thousands)	153,243			153,243
Diluted net earnings (loss) per share of common stock	$1.22	$(0.04)		$1.26
Weighted average shares outstanding (thousands)	157,812			157,812

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Owens-Illinois, Inc.

Unaudited Pro Forma Condensed Consolidated Results of Operations

	Year ended December 31, 2006
	As	Pro Forma		Pro Forma
	Reported	Adjustments (a)		Adjusted

Revenues:
Net sales	$7,422.0	$771.6		$6,650.4
Other revenue	101.5	2.9		98.6
	7,523.5	774.5		6,749.0

Costs and expenses:
Manufacturing, shipping, and delivery	6,084.0	602.9		5,481.1
Research,development and engineering	63.8	15.1		48.7
Selling and administrative	564.8	34.4	(d)	530.4
Interest	488.2	139.2	(c)	349.0
Other	180.1	5.4		174.7
	7,380.9	797.0		6,583.9
Earnings (loss) before items below	142.6	(22.5)		165.1
Provision for income taxes	126.5	1.2	(e)	125.3
Minority share owners’ interests in earnings of subsidiaries	43.6			43.6
Net loss	$(27.5)	$(23.7)		$(3.8)

Basic net loss per share of common stock	$(0.32)	$(0.15)		$(0.17)
Weighted average shares outstanding (thousands)	152,071			152,071
Diluted net loss per share of common stock	$(0.32)	$(0.15)		$(0.17)
Weighted average shares outstanding (thousands)	152,071			152,071

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Owens-Illinois, Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(a)                                  The Pro Forma Adjustments represents the June 30, 2007 balances of the assets and liabilities of the plastics packaging business that were divested on July 31, 2007, as well as the related cash proceeds received from the divestiture.

(b)                                 Represents the total cash received from Rexam PLC of $1.825 billion, less divestiture fees paid in conjunction with the closing.

(c)                                  Represents an allocation of interest expense to the plastics packaging business based on the requirement of the Secured Credit Agreement to use the entire net proceeds to repay or redeem senior secured debt.  The actual interest rate under the Secured Credit Agreement for the respective periods was applied to that portion of the net proceeds equal to the total amounts outstanding under the Secured Credit Agreement during such periods.  The weighted average interest rate on the Company’s outstanding senior secured notes was applied to the balance of the net proceeds.  These two interest amounts were added to the actual third party interest incurred by certain foreign subsidiaries.

(d)                                 Represents actual selling and general administrative costs for the divested operations including certain allocated corporate charges that will be eliminated following the divestiture.

(e)                                  Represents the provision for income taxes allocable to discontinued operations.